Filed pursuant to Rule 424(b)(5)
Registration No. 333-202054

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, par value $0.01 per share	46,000,000	$25.50	$1,173,000,000	$118,121.10

(1)	Includes 6,000,000 shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 12, 2015)

40,000,000 Shares

Rice Energy Inc.

Common Stock

We are offering 40,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “RICE.” The last reported sales price of our common stock on the New York Stock Exchange on September 23, 2016 was $26.92 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and beginning on page 5 of the accompanying base prospectus.

	Per Share of Common Stock	Total
Public Offering Price	$25.50	$1,020,000,000
Underwriting Discounts	$0.39	$15,600,000
Proceeds to Us (before expenses)	$25.11	$1,004,400,000

We have granted the underwriters the option to purchase up to an additional 6,000,000 shares of common stock on the same terms and conditions set forth above within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about September 30, 2016.

Barclays	Wells Fargo Securities

Prospectus Supplement Dated September 26, 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

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None of Rice Energy Inc., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common stock offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-30 of this prospectus supplement.

Industry and Market Data

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” herein and also incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Non-GAAP Financial Measures

We refer to the term Adjusted EBITDAX throughout this prospectus supplement. Adjusted EBITDAX is a supplemental non-GAAP financial measures that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before non-controlling interest; interest expense; income taxes; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; non-cash incentive unit expense; exploration expenses; and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers

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without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that this measure is a widely followed measure of operating performance used by investors.

Please read “Summary—Summary Historical Consolidated Financial Data—Non-GAAP Financial Measures” for more information regarding our use of such measure and a reconciliation of Adjusted EBITDAX to the most closely comparable financial measure calculated in accordance with GAAP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and income/losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “project,” “budget,” “potential,” or “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus, and any risk factors included in an applicable prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	plans, objectives, expectations and intentions with respect to future operations;

•	expectations with respect to our future financial results;

•	expectations regarding the closing of the Vantage Acquisition (defined herein);

•	successful integration and future performance of acquired assets and operations, including the assets and operations to be acquired in the Vantage Acquisition, if consummated;

•	business strategy;

•	reserves;

•	financial strategy, liquidity and capital required for our development program;

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•	realized natural gas, natural gas liquid (“NGL”) and oil prices;

•	timing and amount of future production of natural gas, NGLs and oil;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	pending legal or environmental matters;

•	marketing of natural gas, NGLs and oil;

•	leasehold or business acquisitions;

•	costs of developing our properties and conducting our gathering and other midstream operations;

•	operations of Rice Midstream Partners LP (“RMP”), including the integration of the midstream assets acquired in the Vantage Acquisition;

•	monetization transactions, including asset sales to RMP;

•	general economic conditions;

•	credit and capital markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility; inflation, lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; risks relating to joint venture operations; and the other risks described under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously.

If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

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SUMMARY

This summary highlights selected information about us but does not include all the information that may be important to you. This prospectus supplement and the accompanying base prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement, the accompanying base prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement before making an investment decision with respect to our common stock.

As used in this prospectus supplement, the “Company,” “we,” “our,” “us” or like terms mean Rice Energy Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires.

Our Company

We are an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. We manage our business in three operating segments, which are managed separately due to their distinct operational differences—the Exploration and Production segment, the Rice Midstream Holdings segment and the RMP segment. The Exploration and Production segment is responsible for the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. The Rice Midstream Holdings segment is engaged in the gathering and compression of natural gas, oil and NGL production in Belmont and Monroe counties, Ohio. The RMP segment is engaged in the gathering and compression of natural gas, oil and NGL production in Washington and Greene counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene counties, Pennsylvania and Belmont County, Ohio.

Recent Developments

Vantage Acquisition

On September 26, 2016, we entered into a purchase and sale agreement (the “Vantage Purchase Agreement”) with Vantage Energy Investment LLC and Vantage Energy Investment II LLC (collectively, the “Vantage Sellers”), for the acquisition of the Vantage Sellers’ ownership interest in Vantage Energy, LLC and Vantage Energy II, LLC (collectively, “Vantage”). We refer to this acquisition as the “Vantage Acquisition.” The aggregate consideration payable to the Vantage Sellers at the closing of the Vantage Acquisition is approximately $2.7 billion, consisting of approximately $1.02 billion in cash, the assumption and retirement of Vantage’s assumed net debt of approximately $700 million and the issuance of membership interests in Rice Energy Appalachia, LLC (“REA”), our wholly-owned subsidiary, that are immediately exchangeable into approximately 39.1 million shares of our common stock, valued at approximately $980 million. The issuance of membership interests in REA will allow for tax deferral of the equity portion of the consideration paid to the Vantage Sellers.

In addition, on September 26, 2016, we entered into a purchase and sale agreement (the “RMP Purchase Agreement”) with RMP, pursuant to which RMP will purchase the midstream assets associated with the Vantage Acquisition (the “RMP Acquisition”) from Rice for aggregate consideration of $600 million. RMP intends to fund the RMP Acquisition through borrowings under its revolving credit facility and either potential equity and debt financings prior to closing or the issuance to Rice of up to $250 million of RMP common units representing limited partner interests.

In connection with the closing of the Vantage Acquisition, we will also enter into an Investor Rights Agreement with the Vantage Sellers, pursuant to which the Vantage Sellers will be entitled to nominate one director for election to our board of directors. The Vantage Acquisition is subject to customary closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

We believe that the Vantage Acquisition accomplishes several strategic objectives for us and is complementary to our business strategies in the following ways:

Core Acquisition with Organic Upside Potential. Pursuant to the Vantage Acquisition, we will acquire interests in 85,047 net acres in the dry gas core of the Marcellus shale in Greene County, Pennsylvania that are largely contiguous with our existing acreage position. We believe the combined leasehold position will provide us with approximately 20,000 to 40,000 acres of in-fill leasehold opportunities. Upon completion of the Vantage Acquisition, we believe that we will have the largest core dry gas acreage position in the Appalachian Basin with 1,164 core drilling locations.

Expands High Return Inventory of Drilling Locations by 66%. We expect that the acquired Marcellus assets will generate compelling single well returns consistent with our existing Marcellus assets, which generate approximately 110% returns at strip pricing. While we believe that these assets will have high returns, we also believe they represent low development and integration risk, as they are a seamless, natural extension of current development. The Vantage Acquisition would represent a 462 net Marcellus identified drilling location increase in our drilling inventory, an approximate 66% and 95% increase in total and Marcellus locations, respectively. On a pro forma basis, our core Marcellus and Utica drilling inventory would be increased to approximately 1,164 net drilling locations.

Leasehold is Approximately 50% Held or Owned in Fee. Approximately 50% of the acreage to be acquired pursuant to the Vantage Acquisition is either owned in fee or held by production or operations with no significant near-term leasehold obligations. This manageable leasehold expiry profile allows us to continue to prioritize operations in a manner that minimizes upfront leasehold extension capital.

Extends RMP’s 20% Distribution Growth Target Through 2023. In connection with the Vantage Acquisition, RMP will acquire the midstream infrastructure of Vantage, including a natural gas gathering and compression system for $600 million, and we will dedicate all of the acquired acreage to RMP. The acquisition represents an approximate 67% increase in Marcellus gross acres dedicated to RMP, provides a strengthened organic project backlog and provides meaningful scale to support long-term distribution growth and incentive distribution right value. As a result, we expect that RMP will be able to grow distributions by 20% annually through 2023.

Immediately Accretive and Credit Enhancing to Both E&P and RMP. We believe that the Vantage Acquisition will be immediately accretive to the net asset value of Rice Energy, cash flow per share of Rice Energy’s Exploration and Production segment and distributable cash flow per unit of RMP.

We intend to use the net proceeds from this offering and cash on hand to fund the cash portion of the consideration for the Vantage Acquisition and to pay our related fees and expenses. Please read “Use of Proceeds.” We cannot assure you that we will complete the Vantage Acquisition on the terms contemplated in this prospectus supplement or at all. Please read “Risk Factors—Risks Related to the Vantage Acquisition” in this prospectus supplement for more information on the Vantage Acquisition and the risks related thereto.

Corporate Structure following Vantage Acquisition

Upon the terms and conditions contained in the Vantage Purchase Agreement, concurrently with the closing of the Vantage Acquisition, we will effect a recapitalization of our subsidiary Rice Energy Appalachia LLC, a Delaware limited liability company (“REA”), to admit the Vantage Sellers as members of REA. The Vantage Sellers will generally have the right to cause REA to redeem all or a portion of the common units they own in REA in exchange for shares of our common stock or, at our option, an equivalent amount of cash. As the sole manager of REA, we will operate and control all of the business and affairs of REA and, through REA and its subsidiaries, our business. Accordingly, although we will not wholly own REA, we will have the sole voting interest in, and control the management of, REA.

Financing Transactions

In connection with the Vantage Acquisition, on September 26, 2016 we obtained commitments from Wells Fargo Bank, N.A., as administrative agent under our senior secured revolving credit facility, and the other lenders thereunder to amend the facility, subject to certain customary conditions (including the satisfaction or waiver of the closing conditions under the Vantage Purchase Agreement on or before November 10, 2016) to, among other things, permit the completion of the Vantage Acquisition and, effective upon closing of the Vantage Acquisition, to (i) increase the borrowing base from $875 million to $1.0 billion, (ii) extend the maturity date from January 29, 2019 to the fifth anniversary of the closing date of the Vantage Acquisition, (iii) adjust the interest rate payable on amounts borrowed thereunder, (iv) replace the existing interest coverage ratio of 2.5 to 1.0 with a leverage ratio of 4.0 to 1.0 and (v) increase the proved reserves mortgage threshold from 80% to 85%. If we are unable to consummate this offering, we expect to draw amounts on our senior secured revolving credit facility to fund the balance of the Vantage Acquisition.

In connection with the RMP Acquisition, on September 26, 2016 RMP obtained commitments from Wells Fargo Bank, N.A., as administrative agent under its revolving credit facility, and the other lenders thereunder to amend the facility, subject to certain customary conditions (including the satisfaction or waiver of the closing conditions under the RMP Purchase Agreement) to, among other things, permit the completion of the RMP Acquisition and, effective upon closing of the Vantage Acquisition, to (i) increase RMP’s ability to borrow under the facility from $650 million to $850 million and (ii) adjust the interest rate payable on amounts borrowed thereunder.

Updated 2016 Capital Budget and 2017 Outlook

We have updated our 2016 capital budget to give effect to the completion of the Vantage Acquisition in the fourth quarter 2016. Our Marcellus drilling and completion capital investments are expected to increase by $40 million to reflect ongoing activity on the acquired acreage, and our land capital budget is expected to increase by $35 million as a result of anticipated successful organic leasing and leasehold costs associated with the acquired acreage.

2016 Capital Budget ($ in millions)
E&P
Operated Marcellus	$270
Operated Ohio Utica	$240
Non-Operated Ohio Utica	$90
Total Drilling & Completion	$600
Land (1)	$135
Total E&P	$735
Rice Midstream Holdings LLC	$155

(1)	Excludes acquisitions.

In addition, we expect our 2017 drilling and completion budget to be within a range of $950 to $1,125 million after giving effect to the completion of the Vantage Acquisition in the fourth quarter 2016.

We cannot assure you that we will complete the Vantage Acquisition, or the related financing transactions, on the terms contemplated in this prospectus supplement or at all. Please read “—Vantage Acquisition” and “Risk Factors—Risks Related to the Vantage Acquisition” in this prospectus supplement for more information on the Vantage Acquisition and the risks related thereto.

Corporate Information

Our principal executive offices are located at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, and our telephone number is (724) 271-7200. Our website is www.riceenergy.com. Information contained on our website (other than the documents listed under “Where You Can Find More Information”) or any other website is not incorporated by reference in, and does not constitute a part of, this prospectus supplement.

The Offering

Common stock offered by us	40,000,000 shares of common stock (or 46,000,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).

Common stock outstanding after this offering(1)	196,565,557 shares of common stock (or 202,565,557 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).

Use of proceeds	We expect to receive approximately $1,003.8 million of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering and cash on hand to fund a portion of the consideration for the Vantage Acquisition. However, consummation of this offering is not conditioned upon the completion of the Vantage Acquisition, and the consummation of this offering is not a condition to the completion of the Vantage Acquisition.

There can be no assurance that we will complete the Vantage Acquisition on the terms described herein or at all. If the Vantage Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include funding a portion of our 2017 capital budget. Please read “Use of Proceeds.”

Dividend policy	We do not anticipate paying any cash dividends on our common stock. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the NYSE under the symbol “RICE.”

(1)	Based on 156,565,557 shares of our common stock outstanding as of June 30, 2016.

Summary Historical Consolidated Financial Data

The following information has been derived from our consolidated financial statements as of June 30, 2016 and for the six-month period ended June 30, 2016 and 2015 and as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on May 4, 2016 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016. See “Where You Can Find More Information.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
(in thousands, except share data)	(Unaudited)
Statement of operations data:
Total operating revenues	$295,940	$222,433	$502,141	$390,942	$88,867
Total operating expenses	377,109	299,682	940,308	401,364	116,567

Operating loss	(81,169)	(77,249)	(438,167)	(10,422)	(27,880)
Net (loss) income	(135,404)	(58,831)	(267,999)	219,035	(35,776)
Net (loss) income attributable to Rice Energy Inc.	(174,274)	(69,530)	(291,336)	218,454	(35,776)
(Loss) income per share—basic	(1.28)	(0.51)	(2.14)	1.70	(0.44)
(Loss) income per share—diluted	(1.28)	(0.51)	(2.14)	1.70	(0.44)

	As of June 30, 2016	As of December 31,
		2015	2014
(in thousands)	(Unaudited)
Balance sheet data:
Cash	$565,514	$151,901	$256,130
Total property, plant and equipment, net	3,514,759	3,243,131	2,461,331
Total assets	4,406,879	3,970,531	3,527,949
Total debt	1,302,684	1,457,222	900,680
Total equity before controlling interest	1,449,579	1,279,897	1,522,710

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
(in thousands)	(Unaudited)
Net cash provided by (used in):
Operating activities	$202,894	$104,933	$412,987	$85,075	$33,672
Investing activities	(492,273)	(612,596)	(1,217,019)	(1,481,465)	(458,595)
Financing activities	702,992	508,209	699,803	1,620,908	447,988

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
(in thousands)	(Unaudited)
Other financial data:
Adjusted EBITDAX (1)	$240,124	$181,663	$431,510	$246,610	$52,258

(1)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation to the GAAP financial measure of net income (loss), please read “—Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before non-controlling interest; interest expense; income taxes; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; non-cash incentive unit expense; exploration expenses; and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that this measure is a widely followed measure of operating performance used by investors.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2016	2015	2015	2014	2013
	(Unaudited)
Adjusted EBITDAX reconciliation to net income (loss):
Net (loss) income	$(135,404)	$(58,831)	$(267,999)	$219,035	$(35,776)
Interest expense	49,323	39,488	87,446	50,191	17,915
Depreciation, depletion and amortization	163,937	138,721	322,784	156,270	32,815
Impairment of gas properties	—	—	18,250	—	—
Impairment of goodwill	—	—	294,908	—	—
Amortization of deferred financing costs	3,169	2,409	5,124	2,495	5,230
Amortization of intangible assets	811	816	1,632	1,156	—
Equity in loss (income) of joint ventures	—	—	—	2,656	(19,420)
Derivative fair value loss (gain) (1)	131,376	(57,657)	(273,748)	(186,477)	(6,891)
Net cash (payments) receipts on settled derivative instruments (1)	131,455	69,870	193,908	(18,784)	676
Gain on purchase of Marcellus joint venture (2)	—	—	—	(203,579)	—
Acquisition expense	556	—	1,235	2,339	—
Non-cash stock compensation expense	11,042	7,467	16,528	5,553	—
Non-cash incentive unit expense	38,982	46,557	36,097	105,961	—
Impairment of fixed assets	2,595	—	—	—	—
Restricted unit expense	—	—	—	—	32,906
Income tax (benefit) expense	(126,871)	(1,462)	12,118	91,600	—
Loss on extinguishment of debt	—	—	—	7,654	10,622
Write-off of deferred financing costs	—	—	—	6,896	—
(Gain) loss from sale of interest in gas properties	—	—	(953)	—	4,230
Exploration expenses	6,538	1,095	3,137	4,018	9,951
Acquisition break-up fee	(1,939)	—	—	—	—
Other expense	3,424	3,889	4,380	207	—
Net income attributable to noncontrolling interests	(38,870)	(10,699)	(23,337)	(581)	—

Adjusted EBITDAX	$240,124	$181,663	$431,510	$246,610	$52,258

(1)	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.
(2)	Represents gain incurred on the purchase of the remaining 50% interest in our Marcellus joint venture.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed consolidated financial information presented below reflects the pro forma effect of the Vantage Acquisition and the related financing transactions described under “—Recent Developments—Financing Transactions.” The summary unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 and the summary unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 assume the Vantage Acquisition and this offering had occurred on January 1, 2015. The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only to reflect the Vantage Acquisition and this offering and do not represent what our actual results of operations or financial position would actually have been had the transaction occurred on January 1, 2015, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

The following information should be read in conjunction with our consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on May 4, 2016 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, as well as unaudited pro forma condensed consolidated financial information and Vantage’s consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on September 26, 2016. See “Where You Can Find More Information.”

	Pro Forma Combined
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
(in thousands)	(Unaudited)
Operating revenues:
Natural gas, oil and natural gas liquids sales	$332,688	$596,342
Gathering, compression and water distribution	56,141	58,912
Other revenue	12,906	6,447

Total operating revenues	401,735	661,701
Operating expenses:
Lease operating	29,280	67,382
Gathering, compression and transportation	69,595	99,804
Production taxes and impact fees	8,263	14,363
Exploration	6,755	3,984
Midstream operation and maintenance	17,032	20,656
Incentive unit expense	38,982	36,097
Acquisition expense	556	1,235
Impairment of gas properties	—	18,250
Impairment of fixed assets	2,595	294,908
General and administrative	61,703	116,365
Depreciation, depletion and amortization	219,683	391,027
Amortization of intangible assets	811	1,632
Other expense	15,648	5,567

Total operating expenses	470,903	1,071,270

Operating loss	(69,168)	(409,569)

	Pro Forma Combined
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
(in thousands)	(Unaudited)
Other income (expense):
Interest expense	$(54,223)	$(97,246)
Other income	2,613	927
Loss on derivative instruments	(175,130)	395,110
Amortization of deferred financing costs	(3,169)	(5,124)

Total other income (expense)	(229,909)	293,668
Loss before income taxes	(299,077)	(115,902)
Income tax benefit	111,225	(82,811)

Net loss	(187,852)	(198,713)
Less: Net income from noncontrolling interests	14,255	(3,579)

Net loss attributable to Rice Energy Inc.	(173,597)	(202,292)

Less: Preferred dividends and accretion on redeemable noncontrolling interests	(11,402)	—

Net loss income attributable to Rice Energy Inc.	$(184,999)	$(202,292)

Net loss per common share:
Basic	$(1.00)	$(1.15)
Diluted	$(1.00)	$(1.15)

Weighted average common shares outstanding:
Basic	184,755	176,287
Diluted	184,755	176,287

Pro Forma Combined
As of June 30, 2016
(in thousands)	(Unaudited)
Balance sheet data:
Cash	$461,420
Total property, plant and equipment, net	6,040,527
Total assets	7,481,598
Total debt	1,652,684
Total equity before noncontrolling interest	2,702,066

Summary Historical Reserve and Operating Data of the Company

Summary Reserve Data

The information with respect to our estimated reserves presented below has been prepared in accordance with the rules and regulations of the SEC. Amounts presented in this section exclude amounts attributable to our Marcellus joint venture for periods prior to the completion of our initial public offering in January 2014. In connection with our initial public offering, we acquired the remaining 50% interest in our Marcellus joint venture from our joint venture partner, and as such, amounts shown as of December 31, 2014 include 100% of the amounts attributable to our Marcellus joint venture.

Reserves Presentation

Our estimated proved reserves as of December 31, 2015, 2014 and 2013 are based on evaluations prepared by our independent reserve engineers, Netherland, Sewell & Associates, Inc. (“NSAI”).

The following table summarizes our historical estimated proved reserves at December 31, 2015, 2014 and 2013.

	Estimated Net Reserves (Bcfe) (1) (2)
	As of December 31,
	2015	2014	2013
Estimated Proved Reserves:
Total proved reserves	1,700	1,307	382
Total proved developed reserves	1,015	645	144
Total proved developed producing reserves	894	569	91
Total proved developed non-producing reserves	121	76	53
Total proved undeveloped reserves	685	662	238
Percent proved developed	60%	49%	38%

(1)	Our historical estimated proved reserves and standardized measure were determined using a 12-month average price for natural gas. The prices used in our reserve report yield weighted average wellhead prices, which are based on index prices and adjusted for energy content, transportation fees and regional price differentials. The index prices and the equivalent wellhead prices are shown in the table below.

	December 31
	2015	2014	2013
Index Prices
Natural Gas (per MMBtu) (i)	$2.59	$4.35	$3.67
Oil (per Bbl)	46.79	91.48	—
NGL (per Bbl)	46.79	—	—
Weighted Average Wellhead Prices
Natural Gas (per Mcfe) (ii)	$2.65	$4.52	$3.91
Oil (per Bbl)	41.72	85.70	—
NGL (per Bbl)	9.91	—	—

(i)	Index price of our natural gas per MMBtu was $3.67 for our 50% equity investment in our Marcellus joint venture for the year ended December 31, 2013.
(ii)	Weighted average wellhead price of our natural gas per Mcfe was $3.90 for our 50% equity investment in our Marcellus joint venture for the year ended December 31, 2013.

(2)	The table below summarizes historical estimated proved reserves at December 31, 2013 for our 50% interest in the Marcellus joint venture:

Estimated Net Reserves (Bcfe)
As of December 31, 2013
Estimated Proved Reserves:
Total proved reserves	110
Total proved developed reserves	53
Total proved developed producing reserves	43
Total proved developed non-producing reserves	10
Total proved undeveloped reserves	57
Percent proved developed	48%

Production and Operating Data

The following table sets forth information regarding production, revenues and realized prices and production costs on a historical basis for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013.

	Six Months Ended June 30,	For the Year Ended December 31, (1)
	2016	2015	2014	2013
Natural gas sales (in thousands)	$232,866	$441,082	$354,860	$87,847
Oil and NGL sales (in thousands)	1,888	5,433	4,341	—

Natural gas, oil and NGL sales (in thousands)	$234,754	$446,515	$359,201	$87,847
Natural gas production (MMcf)	129,744	199,831	97,172	22,995
Oil and NGL production (MBbls)	97	249	94	—
Total production (MMcfe)	130,325	201,328	97,737	22,995
Average natural gas prices before effects of hedges per Mcf	$1.79	$2.21	$3.65	$3.82
Average realized prices after effects of hedges per Mcf (2)	2.81	3.18	3.46	3.85
Average oil and NGL prices per Bbl	19.50	21.79	46.07	—
Average costs per Mcfe (3)
Lease operating	$0.15	$0.22	$0.26	$0.36
Gathering, compression and transportation	0.76	0.75	0.38	0.43
Production taxes and impact fees	0.05	0.04	0.05	0.07
General and administrative	0.22	0.39	0.47	0.74
Depletion, depreciation and amortization	1.19	1.53	1.55	1.43

(1)	Amounts presented in the table above exclude amounts attributable to our Marcellus joint venture for periods prior to the completion of our IPO in January 2014. In connection with our IPO, we acquired the remaining 50% interest in our Marcellus joint venture from our joint venture partner, and as such, amounts shown for the year ended December 31, 2014 include 100% of the amounts attributable to our Marcellus joint venture from the date of acquisition forward and amounts for the year ended December 31, 2013 does not include amounts attributable to our Marcellus joint venture. The table below sets forth information regarding production, revenues and realized prices and production costs (excluding the impact of production taxes and impact fees) on a historical basis for the years ended December 31, 2013 for our 50% equity investment in our Marcellus joint venture:

For the Year Ended December 31, 2013
Natural gas sales (in thousands)	$45,339
Natural gas production (MMcf)	11,443
Average prices before effects of hedges per Mcf	$3.96
Average realized prices after effects of hedges per Mcf (2)	4.16
Average costs per Mcfe
Lease operating	$0.36
Gathering, compression and transportation	0.68
General and administrative	0.14
Depletion, depreciation and amortization	1.09

(2)	The effect of hedges includes realized gains and losses on commodity derivative transactions.
(3)	Average costs per Mcfe for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, as presented, reflects cost attributable to our Exploration and Production segment. On a consolidated basis, the applicable costs per Mcfe as of June 30, 2016, December 31, 2015 and December 31, 2014, respectively, are as follows: lease operating - $0.15, $0.22 and $0.26; gathering, compression and transportation - $0.42, $0.42 and $0.36; production taxes and impact fees - $0.03, $0.04 and $0.05; general and administrative - $0.42, $0.51 and $0.63; and depletion, depreciation and amortization - $1.26, $1.60 and $1.60.

Summary Historical Reserve and Operating Data of Vantage

Summary Reserve Data

The following table summarizes estimated proved reserves as of December 31, 2015 based on reports prepared by NSAI and Wright & Company, Vantage’s independent reserve engineers. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding reserve reporting that are currently in effect.

The information in the following table does not give any effect to or reflect Vantage’s commodity hedges.

At December 31, 2015 (1)(2)
Estimated proved reserves:
Natural gas (Bcf)	1,755
NGLs (MMBbl)	23.8
Oil (MMBbl)	1.2
Total equivalent proved reserves (Bcfe)	1,905
Total equivalent proved developed reserves (Bcfe)	768
Percent proved developed	40.3%
Total equivalent proved undeveloped reserves (Bcfe)	1,137

(1)	Vantage’s estimated proved reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. As of December 31, 2015, the SEC Price Deck was $2.59/Mcf for natural gas, $16.22/Bbl for NGLs and $50.28/Bbl for oil, representing the prices for Henry Hub natural gas, Mont Belvieu NGLs, and WTI oil, respectively. In determining Vantage’s reserves, the SEC Price Deck was adjusted by field or lease for quality, transportation fees, regional price differentials and other factors affecting the price received at the wellhead. The corresponding natural gas basis prices proximate to our operating areas were $1.39/Mcf and $2.47/Mcf for Dominion South Point and WAHA, respectively. There were no proved reserves associated with Vantage’s Utica Shale acreage as of December 31, 2015.
(2)	The reserve data presented is that of Vantage Energy II, LLC and Vantage Energy, LLC on a combined basis as of December 31, 2015, assuming a 30-year reserve life.

Production and Operating Data

The following table sets forth information regarding production, revenues and realized prices, and production costs and other operating data for the six months ended June 30, 2016 and the year ended December 31, 2015.

	Six Months Ended June 30, 2016 (1)	Year Ended December 31, 2015 (1)
Production data:
Natural gas (MMcf)	66,986	82,391
NGLs (MBbl)	525	796
Oil (MBbl)	43	74

Total combined production (MMcfe)	70,394	87,612
Average net daily combined production (MMcfe/d)	387	240
Average sales prices:
Natural gas (per Mcf)	$1.35	$1.68
NGLs (per Bbl)	11.09	10.45
Oil (per Bbl)	34.09	41.00
Combined average sales prices before effects of cash settled derivatives (per Mcfe) (2)	1.39	1.71
Combined average sales prices after effects of cash settled derivatives (per Mcfe) (1)	2.26	2.97
Average costs per Mcfe:
Lease operating and workover expenses	$0.13	$0.26
Marketing and gathering	0.20	0.17
Production and ad valorem taxes	0.06	0.08
Depreciation, depletion, amortization and accretion	0.65	1.03
General and administrative	0.11	0.15
Midstream segment operating data (3):
Gas gathering throughput (Mcf/d)(5)	312,505	208,730
Gas gathering and compression revenues	$25,535	$31,512
Gas gathering and compression expenses (4)	2,854	3,676
Water volumes (Bbls/d)	12,054	9,928
Water revenues	$7,889	$10,974
Water system expenses (4)	6,913	8,370

(1)	The operational data presented is that of Vantage Energy II, LLC and Vantage Energy, LLC on a combined basis for the periods presented.
(2)	Average sales prices shown reflect both the before and after effects of Vantage’s cash settled derivatives. Vantage’s calculation of such effects includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting because Vantage does not designate them as hedges.
(3)	Operating revenues and expenses with respect to Vantage’s midstream infrastructure assets are presented prior to elimination entries.
(4)	Gas gathering and compression expenses and water system expenses exclude allocated general and administrative expense.
(5)	Volumes include 51,545 Mcf/d and 35,565 Mcf/d for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively, that are attributable to Vantage’s joint venture partner’s interest in the Rogersville Gas System. Vantage closed the acquisition of its joint venture partner’s interest in the system in September 2016.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider all of the information contained under “Risk Factors” beginning on page 5 of the accompanying base prospectus, as well as the information contained under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus, together with all of the other information included or incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Risks Related to the Vantage Acquisition

The Vantage Acquisition may not be successful, which may adversely affect our business, financial condition and results of operation.

We recently announced our entry into a purchase agreement to acquire Vantage. Risks associated with the Vantage Acquisition include the risk that the transaction may not be consummated, the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to certain conditions that are not anticipated, risks associated with our ability to issue debt and equity to fund the purchase price and litigation risk.

If we consummate the Vantage Acquisition and if these risks or other anticipated or unanticipated liabilities were to materialize, any desired benefits of the Vantage Acquisition may not be fully realized, if at all, and our future business operations could be negatively impacted.

If the Vantage Acquisition is consummated, we may be unable to successfully integrate Vantage’s operations or to realize anticipated cost savings, revenues or other benefits of the Vantage Acquisition.

Our ability to achieve the anticipated benefits of the Vantage Acquisition will depend in part upon whether we can integrate Vantage’s assets and operations into our existing businesses in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those acquired from Vantage, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities;

•	regulatory, permitting and similar matters; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. As is the case with the Vantage Acquisition, we are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets to be acquired, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Vantage Acquisition will materialize. Significant acquisitions, including the Vantage Acquisition, and other strategic transactions may involve other risks that may cause our business to suffer, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

We will incur significant transaction and acquisition-related costs in connection with the Vantage Acquisition.

We expect to incur significant costs associated with the Vantage Acquisition and combining the operations of the two companies. The substantial majority of the expenses resulting from the Vantage Acquisition will be composed of transaction costs related to the Vantage Acquisition and business integration and employment-related costs. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

USE OF PROCEEDS

We expect to receive approximately $1,003.8 million of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses (or $1,154.5 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering and cash on hand to fund a portion of the consideration for the Vantage Acquisition. However, consummation of this offering is not conditioned upon the completion of the Vantage Acquisition, and the consummation of this offering is not a condition to the completion of the Vantage Acquisition.

There can be no assurance that we will complete the Vantage Acquisition on the terms described herein or at all. If the Vantage Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include funding a portion of our 2017 capital budget. Please read “Summary—Recent Developments” for more information regarding the Vantage Acquisition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and our application of the net proceeds therefrom in the manner described in “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” and our historical unaudited consolidated financial statements and the accompanying notes incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

	As of June 30, 2016
	Actual	As Adjusted
(in thousands)	(Unaudited)
Cash and cash equivalents (1)	$565,514	$449,314
Long-term debt, including current maturities:
6.25% Senior Notes Due 2022, Net of deferred finance costs of $13,150	886,850	886,850
7.25% Senior Notes Due 2023, Net of deferred finance costs of $6,578	390,834	390,834
Senior Secured Revolving Credit Facility (2)	—	—
Rice Midstream Holdings LLC Revolving Credit Facility (3)	25,000	25,000
RMP Revolving Credit Facility (4)	—	—

Total debt	$1,302,684	$1,302,684

Shareholders’ equity:
Common stock, $0.01 par value, 650,000,000 shares authorized, (i) 156,565,557 actual shares issued and outstanding and (ii) as adjusted shares issued and outstanding	1,566	1,966
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued or outstanding(5)	—	—
Additional paid-in capital	1,760,277	2,763,677
Accumulated deficit	(312,264)	(312,264)

Total shareholders’ equity	1,449,579	2,453,379
Noncontrolling interest (6)	855,400	855,400

Total capitalization	$3,607,663	$4,611,463

(1)	As of September 23, 2016, we had cash on hand of approximately $499.3 million. As-adjusted amount reflects the payment of approximately $1,720 million to fund a portion of the purchase price for the Vantage Acquisition and assumes the receipt of $600 million from RMP in connection with RMP’s acquisition of the midstream assets associated with the Vantage Acquisition from us. Without adjusting for such payments, as adjusted cash and cash equivalents would be $1,569.3 million as of June 30, 2016. Please read “Summary—Recent Developments—Vantage Acquisition.”
(2)	As of September 23, 2016, we had zero borrowings and approximately $220.4 million in letters of credit outstanding under our senior secured revolving credit facility.
(3)	As of September 23, 2016, Rice Midstream Holdings, LLC’s revolving credit facility had $34.0 million of borrowings and no letters of credit outstanding.
(4)	As of September 23, 2016, RMP’s revolving credit facility had zero borrowings and no letters of credit outstanding. As adjusted amount does not give effect to RMP’s potential incurrence of an additional $350.0 million in borrowings under its revolving credit facility to fund a portion of the RMP Acquisition, which we expect will be completed following the completion of the Vantage Acquisition. Please read “Summary—Recent Developments—Vantage Acquisition.”
(5)	In connection with the closing of the Vantage Acquisition, we will issue up to approximately 39.1 thousand shares of our preferred stock to the Vantage Sellers.
(6)	As-adjusted amount does not give effect to the potential issuance of RMP common units to the Company in connection with the RMP Acquisition. Please read “Summary—Recent Developments—Vantage Acquisition.”

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NYSE under the symbol “RICE” on January 24, 2014. Prior to that, there was no public market for our common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock since January 24, 2014.

	Common Stock Price Range
	High	Low
2016
3rd Quarter (through September 23, 2016)	$29.36	$20.45
2nd Quarter	$23.57	$13.42
1st Quarter	$14.16	$7.92

2015
4th Quarter	$18.70	$8.01
3rd Quarter	$21.11	$15.57
2nd Quarter	$25.33	$20.16
1st Quarter	$22.13	$16.04

2014
4th Quarter	$30.10	$20.73
3rd Quarter	$30.57	$25.02
2nd Quarter	$34.34	$25.80
1st Quarter (1)	$28.07	$20.78

(1)	For the period from January 24, 2014 through March 31, 2014.

On September 23, 2016, the closing price of our common stock was $26.92 per share. As of September 23, 2016, we had approximately 23 holders of record of our common stock. This number excludes owners for whom common stock may be held in “street” name.

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock issued pursuant to this offering by a non-U.S. holder (as defined below) that holds such common stock as a “capital asset” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” (as defined in section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not a partnership for U.S. federal income tax purposes or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

As described in the section entitled “Dividend Policy,” we do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions of cash or other property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because of the oil and natural gas properties and other real property assets we own, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, then such holder (regardless of the percentage of our common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters, and Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as the joint book-running managers of this offering. The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Barclays Capital Inc.	24,000,000
Wells Fargo Securities, LLC	16,000,000

Total	40,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 6,000,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The underwriters may exercise that option at any time within 30 days of the date of this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 6,000,000 additional shares.

	No Exercise	Full Exercise
Per Share	$0.39	$0.39
Total	$15,600,000	$17,940,000

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.20 per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Barclays Capital Inc. and Wells Fargo Securities, LLC. This agreement does not apply to any existing employee benefit plans.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above.

“Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

The Company estimates that the total expenses of the offering to be borne by the Company will be approximately $600,000.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of its various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of the underwriters are lenders under our senior secured revolving credit facility and/or holders of our notes. The underwriters or their respective affiliates were also underwriters in connection with our initial public offering and were initial purchasers in our prior notes offering and received customary fees and reimbursement of expenses. Affiliates of Barclays Capital Inc. and Wells Fargo Securities, LLC are lenders under our credit facility and provided committed financing to us in connection with the Vantage Acquisition.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriters have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Canadian Residents

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the shares will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Kirkland  & Ellis LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Rice Energy Inc. appearing in Rice Energy Inc.’s Current Report on Form 8-K dated May 4, 2016, and the effectiveness of Rice Energy Inc.’s internal control over financial reporting as of December 31, 2015 included in its Form 10-K for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP appearing in Rice Energy Inc.’s Current Report on Form 8-K dated May 4, 2016 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Vantage Energy, LLC as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Vantage Energy II, LLC as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2015 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report (Form 10-K), were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Estimates of the oil and natural gas reserves of Vantage Energy, LLC and Vantage Energy II, LLC, related future net cash flows and the present values thereof related to their respective properties as of December 31, 2015 incorporated by reference herein were based upon reserve reports prepared by independent petroleum engineers Netherland, Sewell & Associates, Inc. and Wright & Company, Inc. We have included these estimates in reliance on the authority of such firms as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 15, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	our Current Reports on Form 8-K filed on January 15, 2016, February 4, 2016, February 22, 2016, April 15, 2016, May 4, 2016, May 17, 2016, June 2, 2016 and September 26, 2016; and

•

the description of our common stock contained in our Form 8-A filed on January 23, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Rice Energy Inc.

2200 Rice Drive

Canonsburg, Pennsylvania 15317

Phone: (724) 746-7200

PROSPECTUS

Rice Energy Inc.

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Debt securities, which may be senior or subordinated, and which may be guaranteed by certain of our subsidiaries, including Rice Marketing LLC, Rice Energy Marketing LLC, Rice Energy Appalachia, LLC, Rice Drilling B LLC, Rice Drilling C LLC, Rice Drilling D LLC, Blue Tiger Oilfield Services LLC, Alpha Shale Holdings, LLC and Alpha Shale Resources, LP;

•	Shares of common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing shareholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “RICE.”

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number at that address is (724) 746-6720.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 5 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2015.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Rice Energy Inc. and the debt securities, common stock, preferred stock, depositary shares and warrants that we may offer. Each time securities are offered by means of this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

ABOUT RICE ENERGY INC.

We are an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. We are focused on creating shareholder value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles and leveraging our technical and managerial expertise to deliver industry-leading results. We strive to be an early entrant into the core of a shale play by identifying what we believe to be the core of the play and aggressively executing our acquisition strategy to establish a largely contiguous acreage position.

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number at that address is (724) 746-6720. Our website address is http://www.riceenergy.com. The information on our website is not part of this prospectus.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Rice Energy Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed on January 29, 2014, February 4, 2014, February 14, 2014, April 11, 2014, April 21, 2014, April 29, 2014, August 7, 2014, August 11, 2014, August 19, 2014, October 22, 2014, November 12, 2014, December 9, 2014, December 23, 2014 and February 12, 2015; and

•	the description of our common stock contained in our Form 8-A filed on January 23, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Phone: (724) 746-6720

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Our common stock is listed and traded on The New York Stock Exchange (the “NYSE”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at http://www.riceenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and income/losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus, and any risk factors included in an applicable prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	business strategy;

•	reserves;

•	financial strategy, liquidity and capital required for our development program;

•	realized natural gas, NGL and oil prices;

•	timing and amount of future production of natural gas, natural gas liquids (“NGLs”) and oil;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	pending legal or environmental matters;

•	marketing of natural gas, NGLs and oil;

•	leasehold or business acquisitions;

•	costs of developing our properties and conducting our gathering and other midstream operations;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility; inflation, lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; and the other risks described under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously.

If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, and NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31, (b)								Nine Months Ended September 30, 2014
	2009		2010		2011	2012		2013
Ratio of earnings to fixed charges(a)(c)	(11.51	)x	(2.14	)x	0.20x	(0.33	)x	0.24x	4.29x

(a)	For purposes of calculating the ratios of consolidated earnings to fixed charges, “earnings” consists of pre-tax income (loss) from continuing operations, (income) loss from equity investees, distributed income of equity investees and interest capitalized, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of discounts, interest capitalized and deferred financing amortization.
(b)	We would have needed to generate additional earnings of $24.6 million, $25.2 million, $6.9 million, $3.9 million and $7.2 million to achieve coverage of 1:1 for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(c)	We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if applicable, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The rights of Rice Energy and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary (other than the Subsidiary Guarantors of such securities, if applicable), upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement respecting a particular series of Debt Securities, one or more subsidiary guarantors identified therein (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series described in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF CAPITAL STOCK

As of February 9, 2015, our authorized capital stock consisted of 700,000,000 shares. Those shares consisted of 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding, and 650,000,000 shares of common stock, par value $0.01 per share, of which 136,297,909 shares were outstanding. The following summary of the capital stock and amended and restated certificate of incorporation and amended and restated bylaws of Rice Energy Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Warrants

On August 15, 2011, we issued warrants to certain of the broker-dealers involved in our private placement of convertible notes. Two separate classes of warrants were issued (normal and bonus), the sole difference being the exercise price per share. Through February 9, 2015, warrants have been exercised in exchange for 686,006 shares of Rice Energy Inc. common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We are not subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•	provide our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock; and

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that we renounce any interest in the business opportunities of the Sponsors or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting, at any time after the Sponsors and their respective affiliates no longer collectively own more than 50% of the outstanding shares of our common stock, be upon the affirmative vote of at least 66 2/3% of the shares of common stock generally entitled to vote in the election of directors.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “RICE.”

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers, including existing shareholders; or

•	any combination of the foregoing methods.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents and any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices or prices.

By Agents

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Rice Energy Inc. as of December 31, 2013 and 2012 and for each of the years then ended, incorporated in this prospectus by reference from Rice Energy Inc.’s Current Report on Form 8-K dated August 11, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Countrywide Energy Services, LLC as of and for the periods ended December 31, 2012 and 2013 have been incorporated by reference from Rice Energy Inc.’s Annual Report on Form 10-K, in reliance upon the report of Grossman Yanak & Ford LLP, independent auditors, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP as of December 31, 2013 and 2012 and for each of the years then ended, incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP as of December 31, 2011 and for the year ended December 31, 2011, incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, have been audited by Schneider Downs & Co., Inc., independent auditors, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2012 and 2013 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Estimates of oil and natural gas reserves, related future net cash flows and the present values thereof related to the properties of Alpha Shale Resources, LP as of December 31, 2012 and 2013 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

40,000,000 Shares

Rice Energy Inc.

Common Stock

Prospectus Supplement

September 26, 2016

Barclays

Wells Fargo Securities